Exhibit 99.1
Newmont Enters Into Loan Agreement with P.T. Pukuafu Indah;
Receives Rights to 20% of PTNNT Shares as Collateral
DENVER, December 22, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont”) today announced that its subsidiaries, Newmont Indonesia Limited (“NIL”) and NVL USA Limited (“NVL”), have entered into a loan transaction with P.T. Pukuafu Indah (“PTPI”), an unrelated Indonesian company and 20% owner of PT Newmont Nusa Tenggara (“PTNNT”) Newmont, through a subsidiary, currently holds a 35.44% interest in PTNNT, which owns the Batu Hijau copper and gold mine on the island of Sumbawa in Indonesia.
Pursuant to the terms of the loan, PTPI utilized $287 million of the loan proceeds to repay and extinguish outstanding debt, agreeing to pledge its 20% interest in PTNNT to NVL (the “Pledged Shares”) as collateral for the loan, in addition to pledging as collateral all the shares of PTPI itself. NVL also may fund certain additional advances as required to extinguish other debt held by PTPI. The loan has a maturity date of December 31, 2019. Repayment of the loan prior to maturity will be made from dividends attributable to the Pledged Shares and other payments until such time as the loan balance is repaid.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com